Exhibit 99.1

Form 3 Joint Filer Information

Name: Anthony J. Ciabattoni

Address: 16 Lagunita Drive, Laguna Beach, California 92651

Designated Filer: Ciabattoni Living Trust Dated August 17, 2000 (the “Trust”)

Issuer & Ticker Symbol: Tri-Isthmus Group, Inc. (TISG.OB)

Date of Event Requiring Statement: May 24, 2007

Note: The securities of the issuer beneficially owned by the Trust and reflected on this Form 3 may be deemed to be indirectly beneficially owned by Mr. Ciabattoni, in his capacity as a trustee of the Trust with shared power to vote and dispose of such securities.

Signature:	/s/ Anthony J. Ciabattoni Anthony J. Ciabattoni